EXHIBIT 99.1

Keurig Dr Pepper Reports Strong Start to 2021
Delivers Double-Digit Net Sales and Earnings Growth
Raises Full-Year Net Sales Guidance and Reaffirms EPS Guidance
BURLINGTON, MA and FRISCO, TX (April 29, 2021) – Keurig Dr Pepper Inc. (NASDAQ: KDP) today reported financial results for the first quarter ended March 31, 2021 and increased its outlook for 2021 net sales growth to 4% to 6%, from the Company’s prior net sales guidance of 3% to 4%. KDP also reaffirmed its guidance for full-year Adjusted diluted EPS growth of 13% to 15%.
Net sales in the first quarter of 2021 advanced approximately 11% on both a GAAP and constant currency basis, with each of the Company’s business segments reporting strong growth. GAAP diluted earnings per share more than doubled to $0.23 and Adjusted1 diluted EPS grew to $0.33, a double-digit increase versus year-ago.
Commenting on the announcement, Chairman and CEO Bob Gamgort stated, “We delivered an exceptional first quarter, driving double-digit net sales and earnings growth, behind outstanding in-market execution. Looking forward, we see an improving, but volatile, macro environment marked by increasing consumer mobility and rising inflationary headwinds. We remain focused on delivering our business plan, with increased net sales growth expectations and growing confidence in achieving our Adjusted diluted EPS growth target of 13% to 15% for the year, and we plan to reinvest any earnings upside in the business to drive future growth.”
First Quarter Consolidated Results
Net sales for the first quarter of 2021 increased 11.1% to $2.90 billion, compared to $2.61 billion in the year-ago period, driven by strong growth in each business segment, particularly Coffee Systems. On a constant currency basis, net sales advanced 10.8%, reflecting higher volume/mix of 10.3% and favorable net price realization of 0.5%.
KDP in-market performance in the quarter remained strong, with retail dollar consumption2 advancing 9.4% across the Company’s cold beverage retail base, with particular strength in CSDs3, premium unflavored water, teas, juice drinks, apple juice, vegetable juice, mixers and coconut water. This performance reflected the strength of Dr Pepper, Canada Dry, A&W, 7UP and Sunkist CSDs, CORE hydration, Snapple teas and fruit drinks, Clamato vegetable juice, Motts apple juice, and Vita Coco. On a two-year stacked basis, consumption of KDP’s cold beverage portfolio increased 17%.
In coffee, retail consumption of single-serve pods manufactured by KDP in IRi tracked channels increased 3.9% in the quarter and dollar market share advanced to 83%. In untracked channels, accelerated e-commerce growth of K-Cup pods continued in the quarter, more than offsetting declines in the away-from-home office and hospitality businesses. On a two-year stacked basis, retail consumption of single-serve pods manufactured by KDP increased 11% in IRi tracked channels.

1 Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
2 Retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 13-week period ending 3/28/2021.
3 CSDs refer to “Carbonated Soft Drinks”.

GAAP operating income increased 37% to $640 million in the first quarter of 2021, compared to $466 million in the year-ago period, reflecting the growth in net sales, productivity and merger synergies, lower marketing spending in relation to pre-COVID investment levels in the year-ago period and the favorable year-over-year impact of items affecting comparability. These drivers were partially offset by higher operating expenses associated with increased consumer demand and inflation in logistics and input costs, as well as the unfavorable comparison to a $42 million gain recorded in the year-ago period on the sale-leaseback of four facilities.
Adjusted operating income in the first quarter of 2021 totaled $741 million, an increase of 8.3%, compared to $684 million in the year-ago period, which included the benefit of the aforementioned sale-leaseback gain – this gain negatively impacted the year-over-year Adjusted operating income growth rate by more than seven percentage points. On a percent of net sales basis, Adjusted operating income was 25.5% in the first quarter of 2021, compared to Adjusted operating margin of 26.2% in the year-ago period, a decline of 70 basis points including the headwind from the year-ago gain on the sale-leaseback transaction.
GAAP net income in the first quarter of 2021 more than doubled to $325 million, or $0.23 per diluted share, compared to $156 million, or $0.11 per diluted share, in the year-ago period. This performance was driven by the growth in operating income, a lower effective tax rate, and lower interest expense, despite lapping a $15 million after-tax gain on interest rate swaps in the year-ago quarter. Also driving net income growth for the quarter was the favorable year-over-year impact of items affecting comparability.
Adjusted net income in the first quarter of 2021 totaled $471 million, an increase of 15%, compared to $408 million in the year-ago period, which included the after-tax benefit of the sale-leaseback gain in the year-ago period, which negatively impacted the year-over-year Adjusted net income growth rate by nearly 10 percentage points. Adjusted diluted EPS in the first quarter advanced 14% to $0.33, compared to $0.29 in the year-ago period, which included the year-ago sale-leaseback gain.
KDP generated free cash flow of $458 million in the first quarter of 2021, reflecting the growth in earnings and ongoing effective working capital management. The strong free cash flow performance enabled KDP to reduce total financial obligations by $125 million and end the first quarter of 2021 with $335 million of unrestricted cash on hand. In addition, the Company’s management leverage ratio declined 0.7x to 3.5x at the end of the first quarter of 2021, compared to 4.2x in the year-ago period. Since the close of the merger in July 2018, management leverage ratio has declined by 2.5x.
First Quarter Segment Results
Coffee Systems
Net sales for the first quarter of 2021 advanced 17.4% to $1.14 billion, compared to $0.97 billion in the year-ago period. On a constant currency basis, net sales advanced 16.9%, reflecting higher volume/mix of 19.5%, partially offset by lower net price realization of 2.6%.
The volume/mix increase of 19.5% in the quarter reflected pod volume growth of 13.7% and brewer volume growth of 61%. The pod volume growth was driven by strong at-home consumption, partially offset by continued softness in the away-from-home business, as return to offices and hospitality has been slow. The brewer volume growth largely reflected strong retail consumption, primarily driven by the Company’s successful brewer innovation program, as well as a benefit from shipment timing.
GAAP operating income increased 23.5% in the first quarter of 2021 to $336 million, compared to $272 million in the year-ago period, reflecting the strong growth in net sales, continued productivity and merger synergies and the favorable year-over-year impact of items affecting comparability. Partially offsetting these positive drivers was the unfavorable comparison to the sale-leaseback gain in the year-ago period that impacted the segment by $16 million, as well as inflation in logistics and input costs and slightly higher marketing spending.

Adjusted operating income in the first quarter of 2021 totaled $389 million, an increase of 12.1%, compared to $347 million in the year-ago period, which included the benefit of sale-leaseback gain – this gain negatively impacted the year-over-year Adjusted operating income growth rate by more than five percentage points. On a percent of net sales basis, Adjusted operating margin was 34.1% in the first quarter of 2021, compared to Adjusted operating margin of 35.7% in the year-ago period, a decline of 160 basis points including negative margin mix related to the exceptionally strong brewer sales and the 170 basis point headwind from a year-ago sale-leaseback gain.
Packaged Beverages
Net sales for the first quarter of 2021 increased 7.4% to $1.31 billion, compared to $1.22 billion in the year-ago period. On a constant currency basis, net sales increased 7.2%, reflecting favorable volume/mix of 6.8% and higher net price realization of 0.4%. Leading the net sales performance were Dr Pepper, A&W, Canada Dry, Sunkist, 7UP, and Squirt CSDs, as well as growth of Snapple and Clamato, partially offset by a decline in Bai.
GAAP operating income decreased 7.4% in the first quarter of 2021 to $175 million, compared to $189 million in the year-ago period, largely reflecting the unfavorable comparison to the sale-leaseback gain in the year-ago period that impacted the segment by $26 million, as well as inflation in logistics and input costs, higher operating costs to meet continued strong consumer demand and the unfavorable year-over-year impact of items affecting comparability. Partially offsetting these drivers were the benefits of the strong growth in net sales, continued productivity and merger synergies.
Adjusted operating income in the first quarter of 2021 totaled $197 million, a decrease of 3.0%, compared to $203 million in the year-ago period, which included the benefit of the sale-leaseback gain – this gain negatively impacted the year-over-year Adjusted operating income growth rate by more than 14 percentage points. On a percent of net sales basis, Adjusted operating margin was 15.1% in the first quarter of 2021, compared to Adjusted operating margin of 16.7% the year-ago period, a decline of 160 basis points including the 220 basis point headwind from the year-ago sale-leaseback gain.
Beverage Concentrates
Net sales for the first quarter of 2021 increased 7.2% to $328 million, compared to $306 million in the year-ago period. On a constant currency basis, net sales advanced 6.5%, reflecting favorable net price realization of 7.2%, partially offset by lower volume/mix of 0.7%. This volume/mix performance continued to be primarily impacted by the fountain foodservice business with lower levels of consumer mobility in the restaurant and hospitality channels compared to last year, albeit improving since the beginning of the year.
Total shipment volume versus year-ago increased 1.0% in the quarter, as increases in Dr Pepper and A&W were partially offset by lower shipment volume in Canada Dry and Sunkist. Bottler case sales volume decreased 3.1% in the quarter compared to the year-ago period.
GAAP operating income in the first quarter of 2021 increased 20.8% to $238 million, compared to $197 million in the year-ago period, reflecting the impact of the higher net sales and lower marketing spending, partially offset by the unfavorable year-over-year impact of items affecting comparability.
Adjusted operating income increased 21.3% to $239 million, compared to $197 million in the year-ago period, and Adjusted operating margin advanced 850 basis points to 72.9%, primarily reflecting favorable net price realization.

Latin America Beverages
Net sales for the first quarter of 2021 increased 6.8% to $125 million, compared to $117 million in the year-ago period. On a constant currency basis, net sales increased 7.7%, driven by strong net price realization of 10.3%, partially offset by unfavorable volume/mix of 2.6%.
GAAP operating income in the first quarter of 2021 decreased 18.5% to $22 million, compared to $27 million in the year-ago period, reflecting the unfavorable impact of foreign currency transaction expense, inflation in logistics and the unfavorable year-over-year impact of items affecting comparability. This performance was partially offset by the growth in net sales and productivity.
Adjusted operating income decreased 15% to $23 million, compared to $27 million in the year-ago period, and, on a constant currency basis, Adjusted operating income decreased 14.8%. Adjusted operating margin in the quarter decreased 470 basis points to 18.4%, primarily reflecting the unfavorable impact of foreign currency transaction expense.
Outlook for 2021
The Company reaffirmed its guidance for Adjusted diluted EPS growth in the range of 13% to 15%, reflecting its increased guidance for constant currency net sales growth in the range of 4% to 6%, which is expected to offset growing inflationary pressures in the balance of the year. The Company continues to expect its management leverage ratio to be at or below 3.0x at year-end.

Investor Contacts:
Tyson Seely
Keurig Dr Pepper
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander
Keurig Dr Pepper
T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:
Katie Gilroy
Keurig Dr Pepper
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit, www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the combination of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPS” and such combination, the “transaction”), the anticipated benefits of the transaction, including estimated synergies and cost savings, the long-term merger targets, and other statements that are not historical facts. These statements are based on the current expectations of our management and are not predictions of actual performance.
These forward-looking statements are subject to a number of risks and uncertainties regarding the company’s business and the transaction and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the impact the significant additional debt incurred in connection with the transaction may have on our ability to operate our business, (ii) risks relating to the integration of the KGM and DPS operations, products and employees into the combined company and assumption of certain potential liabilities of KGM and the possibility that the anticipated synergies and other benefits of the transaction, including cost savings, will not be realized or will not be realized within the expected timeframe, (iii) the impact of the global COVID-19 pandemic, and (iv) risks relating to the businesses and the industries in which our combined company operates. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in the Company’s filings with the SEC, including our Annual Report on Form 10-K and subsequent filings. While the lists of risk factors presented here and in our public filings are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. We are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.
NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted operating income, Adjusted net income, Adjusted diluted EPS and Free Cash Flow, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs related to the transaction and integration activities, which are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this release and included in the Company’s filings with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the First Quarter of 2021 and 2020
(Unaudited, in millions, except per share data)

	First Quarter
(in millions, except per share data)	2021	2020
Net sales	$2,902	$2,613
Cost of sales	1,302	1,161
Gross profit	1,600	1,452
Selling, general and administrative expenses	961	1,028
Other operating income, net	(1)	(42)
Income from operations	640	466
Interest expense	140	153
Loss on early extinguishment of debt	105	2
Impairment of investments and note receivable	—	86
Other (income) expense, net	(3)	20
Income before provision for income taxes	398	205
Provision for income taxes	73	49
Net income	$325	$156
Less: Net income attributable to non-controlling interest	—	—
Net income attributable to KDP	$325	$156

Earnings per common share:
Basic	$0.23	$0.11
Diluted	0.23	0.11
Weighted average common shares outstanding:
Basic	1,409.2	1,407.0
Diluted	1,425.6	1,420.1

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2021 and December 31, 2020
(Unaudited, in millions, except shares and per share data)

	March 31,	December 31,
(in millions, except share and per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$335	$240
Restricted cash and restricted cash equivalents	14	15
Trade accounts receivable, net	1,065	1,048
Inventories	841	762
Prepaid expenses and other current assets	410	323
Total current assets	2,665	2,388
Property, plant and equipment, net	2,261	2,212
Investments in unconsolidated affiliates	88	88
Goodwill	20,209	20,184
Other intangible assets, net	23,949	23,968
Other non-current assets	1,187	894
Deferred tax assets	44	45
Total assets	$50,403	$49,779
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,871	$3,740
Accrued expenses	989	1,040
Structured payables	148	153
Short-term borrowings and current portion of long-term obligations	1,750	2,345
Other current liabilities	467	416
Total current liabilities	7,225	7,694
Long-term obligations	11,715	11,143
Deferred tax liabilities	6,025	5,993
Other non-current liabilities	1,367	1,119
Total liabilities	26,332	25,949
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,417,325,379 and 1,407,260,676 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	14	14
Additional paid-in capital	21,718	21,677
Retained earnings	2,174	2,061
Accumulated other comprehensive (income) loss	164	77
Total stockholders' equity	24,070	23,829
Non-controlling interest	1	1
Total equity	24,071	23,828
Total liabilities and stockholders' equity	$50,403	$49,777

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The First Quarter of 2021 and 2020
(Unaudited, in millions)

	First Quarter
(in millions)	2021	2020
Operating activities:
Net income	$325	$156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	102	98
Amortization of intangibles	33	33
Other amortization expense	40	32
Provision for sales returns	19	7
Deferred income taxes	11	(5)
Employee stock-based compensation expense	25	19
Loss on early extinguishment of debt	105	2
Gain on disposal of property, plant and equipment	(1)	(43)
Unrealized (gain) loss on foreign currency	(10)	22
Unrealized (gain) loss on derivatives	(41)	43
Equity in loss of unconsolidated affiliates	—	15
Impairment on investments and note receivable of unconsolidated affiliate	—	86
Other, net	15	22
Changes in assets and liabilities:
Trade accounts receivable	(37)	42
Inventories	(77)	(38)
Income taxes receivable and payables, net	25	(29)
Other current and non-current assets	(295)	(179)
Accounts payable and accrued expenses	121	150
Other current and non-current liabilities	186	(19)
Net change in operating assets and liabilities	(77)	(73)
Net cash provided by operating activities	546	414
Investing activities:
Purchases of property, plant and equipment	(95)	(151)
Proceeds from sales of property, plant and equipment	7	201
Purchases of intangibles	(12)	(15)
Issuance of related party note receivable	—	(6)
Other, net	1	5
Net cash (used in) provided by investing activities	(99)	34
Financing activities:
Proceeds from issuance of common stock	140	—
Proceeds from unsecured credit facility	—	1,000
Proceeds from senior unsecured notes	2,150	—
Net payment of commercial paper	—	(387)
Proceeds from structured payables	35	44
Payments on structured payables	(41)	(107)
Payments on Notes	(1,845)	(250)
Payments on term loan	(425)	(405)
Payments on finance leases	(15)	(13)
Cash dividends paid	(192)	(212)
Tax witholdings related to net share settlements	(125)	—
Other, net	(37)	2
Net cash used in financing activities	(355)	(328)
Cash, cash equivalents, restricted cash, and restricted cash equivalents:
Net change from operating, investing and financing activities	92	120
Effect of exchange rate changes	2	(8)
Beginning balance	255	111
Ending balance	$349	$223

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(Unaudited)

	First Quarter
(in millions)	2021	2020
Net Sales
Coffee Systems	$1,142	$973
Packaged Beverages	1,307	1,217
Beverage Concentrates	328	306
Latin America Beverages	125	117
Total net sales	$2,902	$2,613

Income from Operations
Coffee Systems	$336	$272
Packaged Beverages	175	189
Beverage Concentrates	238	197
Latin America Beverages	22	27
Unallocated corporate costs	(131)	(219)
Total income from operations	$640	$466

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
For the first quarter of 2021 and 2020, we define our Adjusted non-GAAP financial measures as certain financial statement captions and metrics adjusted for certain items affecting comparability. The items affecting comparability are defined below.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; and (vi) other certain items that are excluded for comparison purposes to prior year periods.
For the first quarter of 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; and (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment.
For the first quarter of 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) costs related to significant non-routine legal matters; (v) the loss on early extinguishment of debt related to the redemption of debt, (vi) incremental costs to our operations related to risks associated with the COVID-19 pandemic and (vii) impairment recognized on equity method investment with Bedford.
Incremental costs to our operations related to risks associated with the COVID-19 pandemic include incremental expenses incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic. We believe removing these costs reflects how management views our business results on a consistent basis. See Impact of COVID-19 on our Financial Statements for further information.
For the first quarter of 2021 and 2020, the supplemental financial data set forth below includes reconciliations of Adjusted income from operations, Adjusted net income and Adjusted diluted EPS to the applicable financial measure presented in the unaudited condensed consolidated financial statement for the same period.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the First Quarter of 2021
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$1,302	$1,600	55.1%	$961	$640	22.1%
Items Affecting Comparability:
Mark to market	9	(9)		29	(38)
Amortization of intangibles	—	—		(33)	33
Stock compensation	—	—		(6)	6
Restructuring and integration costs	—	—		(43)	43
Productivity	(8)	8		(25)	33
Nonroutine legal matters	—	—		(10)	10
COVID-19	(12)	12		(4)	16
Malware incident	—	—		2	(2)
Adjusted	$1,291	$1,611	55.5%	$871	$741	25.5%

	Interest expense	Loss on early extinguishment of debt	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
Reported	$140	$105	$398	$73	18.3%	$325	$0.23
Items Affecting Comparability:
Mark to market	8	—	(46)	(11)		(35)	(0.02)
Amortization of intangibles	—	—	33	8		25	0.02
Amortization of deferred financing costs	(3)	—	3	—		3	—
Amortization of fair value debt adjustment	(6)	—	6	2		4	—
Stock compensation	—	—	6	12		(6)	—
Restructuring and integration costs	—	—	43	11		32	0.02
Productivity	—	—	33	8		25	0.02
Loss on early extinguishment of debt	—	(105)	105	25		80	0.06
Nonroutine legal matters	—	—	10	2		8	0.01
COVID-19	—	—	16	4		12	0.01
Malware incident	—	—	(2)	—		(2)	—
Adjusted	$139	$—	$605	$134	22.1%	$471	$0.33
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the First Quarter of 2020
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$1,161	$1,452	55.6%	$1,028	$466	17.8%
Items Affecting Comparability:
Mark to market	(15)	15		(43)	58
Amortization of intangibles	—	—		(33)	33
Stock compensation	—	—		(7)	7
Restructuring and integration costs	—	—		(52)	52
Productivity	(16)	16		(38)	54
Nonroutine legal matters	—	—		(9)	9
COVID-19	(1)	1		(4)	5
Adjusted	$1,129	$1,484	56.8%	$842	$684	26.2%

	Interest expense	Loss on early extinguishment of debt	Impairment of investment and note receivable	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Diluted earnings per share
Reported	$153	$2	$86	$205	$49	23.9%	$156	$0.11
Items Affecting Comparability:
Mark to market	(24)	—	—	82	21		61	0.04
Amortization of intangibles	—	—	—	33	9		24	0.02
Amortization of deferred financing costs	(3)	—	—	3	1		2	—
Amortization of fair value debt adjustment	(6)	—	—	6	2		4	—
Stock compensation	—	—	—	7	1		6	—
Restructuring and integration costs		—	—	52	14		38	0.03
Productivity	—	—	—	54	15		39	0.03
Loss on early extinguishment of debt	—	(2)	—	2	—		2	—
Impairment of investment and note receivable	—	—	(86)	86	21		65	0.05
Nonroutine legal matters	—	—	—	9	2		7	—
COVID-19	—	—	—	5	1		4	—
Adjusted	$120	$—	$—	$544	$136	25.0%	$408	$0.29
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the first quarter of 2021:
Income from Operations
Coffee Systems	$336	$53	$389
Packaged Beverages	175	22	197
Beverage Concentrates	238	1	239
Latin America Beverages	22	1	23
Unallocated corporate costs	(131)	24	(107)
Total income from operations	$640	$101	$741

For the first quarter of 2020:
Income from Operations
Coffee Systems	$272	$75	$347
Packaged Beverages	189	14	203
Beverage Concentrates	197	—	197
Latin America Beverages	27	—	27
Unallocated corporate costs	(219)	129	(90)
Total income from operations	$466	$218	$684

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income	$1,494
Interest expense	591
Provision for income taxes	452
Loss on early extinguishment of debt	107
Impairment of investments and not receivable	16
Impairment of intangible assets	67
Other (income) expense, net	(6)
Depreciation expense	366
Other amortization	166
Amortization of intangibles	133
EBITDA	$3,386
Items affecting comparability:
Restructuring and integration expenses	$190
Productivity	92
Nonroutine legal matters	58
Stock compensation	26
COVID-19	139
Malware incident	(2)
Mark to market	(124)
Adjusted EBITDA	$3,765

March 31,
2021
Principal amounts of:
Commercial paper notes	$—
Term loan	—
KDP Revolver	—
Senior unsecured notes	13,625
Total principal amounts	13,625
Less: Cash and cash equivalents	335
Total principal amounts less cash and cash equivalents	$13,290

March 31, 2021 Management Leverage Ratio	3.5

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA - LAST TWELVE MONTHS
(Unaudited)

(in millions)	SECOND QUARTER OF 2020	THIRD QUARTER OF 2020	FOURTH QUARTER OF 2020	FIRST QUARTER OF 2021	LAST TWELVE MONTHS
Net income	$298	$443	$428	$325	$1,494
Interest expense	157	148	146	140	591
Provision for income taxes	108	141	130	73	452
Loss on early extinguishment of debt	2	—	—	105	107
Impairment on investments and note receivable	—	16	—	—	16
Impairment of intangible assets	—	—	67	—	67
Other (income) expense, net	(4)	5	(4)	(3)	(6)
Depreciation expense	85	89	90	102	366
Other amortization	44	42	40	40	166
Amortization of intangibles	33	34	33	33	133
EBITDA	$723	$918	$930	$815	$3,386
Items affecting comparability:
Restructuring and integration expenses	$52	$39	$56	$43	$190
Productivity	18	26	22	26	92
Nonroutine legal matters	26	8	14	10	58
Stock compensation	8	6	6	6	26
COVID-19	63	49	11	16	139
Malware incident	—	—	—	(2)	(2)
Mark to market	13	(45)	(54)	(38)	(124)
Adjusted EBITDA	$903	$1,001	$985	$876	$3,765

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)

Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the first quarter of 2021 and 2020, there were no certain items excluded for comparison to prior year periods.

	First Quarter
(in millions)	2021	2020
Net cash provided by operating activities	$546	$414
Purchases of property, plant and equipment	(95)	(151)
Proceeds from sales of property, plant and equipment	7	201
Free Cash Flow	$458	$464

RECONCILIATION OF CERTAIN CURRENCY NEUTRAL ADJUSTED FINANCIAL RESULTS
(Unaudited)
Net sales, adjusted income from operations and adjusted earnings per share, as adjusted to currency neutral: These adjusted financial results are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

	For the First Quarter of 2021
Percent change	Coffee Systems	Packaged Beverages	Beverage Concentrates	Latin America Beverages	Total
Net sales	17.4%	7.4%	7.2%	6.8%	11.1%
Impact of foreign currency	(0.5)%	(0.2)%	(0.7)%	0.9%	(0.3)%
Net sales, as adjusted to currency neutral	16.9%	7.2%	6.5%	7.7%	10.8%

	For the First Quarter of 2021
Percent change	Coffee Systems	Packaged Beverages	Beverage Concentrates	Latin America Beverages	Total
Adjusted income from operations	12.1%	(3.0)%	21.3%	(14.8)%	8.3%
Impact of foreign currency	(0.3)%	(0.4)%	(0.5)%	—%	(0.4)%
Adjusted income from operations, as adjusted to currency neutral	11.8%	(3.4)%	20.8%	(14.8)%	7.9%

For the First Quarter of 2021
Adjusted diluted earnings per share	$0.33
Impact of foreign currency	—
Adjusted diluted earnings per share, as adjusted to currency neutral	$0.33

The following table sets forth our reconciliation of significant COVID-19-related expenses. However, employee compensation expense and employee protection costs, which impact our SG&A expenses and cost of sales, are included as the COVID-19 item affecting comparability and is excluded in our Adjusted financial measures. In addition, reported amounts under U.S. GAAP also include additional costs, not included as the COVID-19 item affecting comparability, as presented in tables below.

	Items Affecting Comparability(1)
(in millions)	Employee Compensation Expense(2)	Employee Protection Costs(3)	Allowances for Expected Credit Losses(4)	Total
For the first quarter of 2021:
Coffee Systems	$1	$9	$—	$10
Packaged Beverages	3	2	—	5
Beverage Concentrates	—	—	—	—
Latin America Beverages	—	1	—	1
Total	$4	$12	$—	$16

For the first quarter of 2020:
Coffee Systems	$—	$—	$2	$2
Packaged Beverages	3	2	8	13
Beverage Concentrates	—	—	—	—
Latin America Beverages	—	—	—	—
Total	$3	$2	$10	$15

(1)Employee compensation expense and employee protection costs are both included as the COVID-19 items affecting comparability in the reconciliation of our Adjusted Non-GAAP financial measures.
(2)In 2021, reflected pay for temporary employees, including the associated taxes, as well as incremental benefits provided to frontline workers such as extended sick leave, in order to maintain essential operations during the COVID-19 pandemic. In 2020, primarily reflected temporary incremental frontline incentive pay and benefits, as well as pay for temporary employees, including the associated taxes. Impacts both cost of sales and SG&A expenses.
(3)Included costs associated with personal protective equipment, temperature scans, cleaning and other sanitization services. Impacts both cost of sales and SG&A expenses.
(4)Allowances reflect the expected impact of the economic uncertainty caused by COVID-19, leveraging estimates of credit worthiness, default and recovery rates for certain of our customers. Impacts SG&A expenses.